Exhibit 10.1

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT dated August 27, 2003, is between Asian Alliance Ventures Inc. (hereinafter referred to as "AAVI") and the shareholders of WelWay Development Limited (hereinafter referred to collectively as "the Shareholders" or singly as "Shareholder"), who represent 100% of the issued and outstanding shares of WelWay Development Limited, a corporation incorporated under the laws of the Hong Kong SAR, China (hereinafter referred to as "WelWay"). All the shareholders of WelWay and the number of shares each owns in WelWay are listed in Schedule A of this agreement.

THIS AGREEMENT sets forth the terms and conditions upon which the Shareholders are today selling to AAVI, and AAVI is today purchasing from the Shareholders a total of 100,000 shares of WelWay, representing 100% of the issued and outstanding shares of capital stock of WelWay.

IN CONSIDERATION OF THE MUTUAL AGREEMENT CONTAINED HEREIN, THE PARTIES HEREBY AGREE AS FOLLOWS:
  ISSUE OF SHARES

  1.01   Shares being Sold
   Subject to the terms and conditions of this Agreement, the Shareholders are selling, assigning, and delivering the WelWay Shares to AAVI at the closing provided for in Section 1.03 hereof (the "Closing"), free and clear of all liens, charges, or encumbrances of whatsoever nature.

  1.02   Consideration
  At the Closing, AAVI is delivering to the Shareholders 6,500,000 (six million five hundred thousand) common shares of AAVI ("AAVI shares") which will be deposited with Weir & Associates, 5/F Landmark East, 12 Ice House Street, Central, Hong Kong as escrow agent, ("Escrow Agent").

  1.03   Closing
  The Closing of the transactions provided for in this Agreement will taking place upon satisfaction of terms set forth in Section 1.04.

  1.04   Escrow
   AAVI will deliver to the "Escrow Agent" a total of 6,500,000 (six million five hundred thousand) common shares of AAVI, divided into share certificates as directed by the Shareholders. The Shareholders will deliver to Escrow Agent duly endorsed stock certificates representing 100,000 shares of common stock of WelWay (the "WelWay Shares"). Upon receipt of the aforementioned from both parties, the Escrow Agent will deliver the WelWay Shares to AAVI and concurrently therewith, the Escrow Agent will deliver to the Shareholders the AAVI common shares.

  1.05   Shares issued for Performance
   At the Closing, AAVI is also delivering to the Shareholders 4,000,000 (four million) common shares of AAVI ("Performance Shares"), divided into share certificates as directed by the Shareholders. These certificates will also be deposited with Weir & Associates, 5/F Landmark East, 12 Ice House Street, Central, Hong Kong as escrow agent, ("Escrow Agent").

  1.06   Release of Escrow Shares
   Upon the achievement of each of the five milestones as specified in Schedule B of this agreement, and as confirmed in writing by a resolution passed by the AAVI Board of Directors, the Escrow Agent will release one-fifth of the Performance Shares to the Shareholders.

1.07   Cancellation of Performance Shares
 At the end of a period of five years from the date of this agreement the Performance Shares still remaining with the Escrow Agent will be returned to AAVI for cancellation and the Shareholders will have no right to receive any further Performance shares.

1.08   Conditions and Restrictions Apply to All AAVI Shares
 All shares of common stock issued by AAVI to the Shareholders pursuant to this agreement will be subject to all relevant restrictions and conditions imposed by all applicable federal and/or state securities acts or any foreign laws, whether they are issued as consideration for the WelWay shares or as Performance shares.

  RELATED TRANSACTIONS

  2.01   Finder
   There are no finders with respect to the transaction contemplated herein.

  REPRESENTATIONS AND WARRANTIES BY THE SHAREHOLDERS.

  The Shareholders hereby jointly and severally represent and warrant as follows:

  3.01   Organization, Capitalization, etc.
   WelWay is a corporation duly organized, validly existing, and in good standing under the laws of the Hong Kong SAR, China and is qualified no where else. The authorized capital stock of WelWay consists of 100,000 shares, par value HK$1.00 per share, 100,000 of which are validly issued and outstanding, fully paid and nonassessable. All of the shares owned by the Shareholders are owned free and clear of any liens, claims, options, charges, or encumbrances of whatsoever nature. The Shareholders have the unqualified right to sell, assign, and deliver the WelWay Shares, and, upon consummation of the transactions contemplated by this Agreement, AAVI will acquire good and valid title to the WelWay Shares, free and clear of all liens, claims, options, charges, and encumbrances of whatsoever nature. The Shareholders acknowledge that the AAVI common shares being acquired from AAVI are restricted securities as that term is defined in Rule 144 of the Securities Act of 1933, as amended (the "Act"). There are no outstanding options or other agreements of any nature whatsoever relating to the issuance by WelWay of any shares of its capital stock. WelWay has the corporate power and authority to carry on its business as presently conducted.

  3.02   No Violation
   Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or Articles of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which WelWay or any of the Shareholders is a party or by which WelWay or any of the Shareholders is bound.

  3.03   Tax Returns
   WelWay has duly filed all tax reports and returns required to be filed by it and has fully paid all taxes and other charges claimed to be due from taxing authorities; there are no liens upon any of WelWay's property or assets; there are not now any pending questions relating to, or claims asserted for, taxes or assessments asserted against WelWay.

3.04   Title to Properties; Encumbrances
 WelWay has good and marketable title to all of its properties and assets, real and personal, tangible and intangible, and all such properties and assets are subject to no mortgage, pledge, lien, conditional sale agreement, encumbrance, or charge of whatsoever nature. There are currently no properties owned by WelWay.

3.05   Accounts Receivable
 There are currently no accounts receivable of WelWay.

3.06   Undisclosed Liabilities
 Except to the extent disclosed by WelWay, WelWay as of the date hereof has no liabilities or obligations of any nature, whether absolute, accrued, contingent, or otherwise and whether due or to become due. Further, the Shareholders do not know or have any reasonable ground to know of any basis for the assertion against WelWay of any liability or obligation as of the date hereof, of any nature or in any amount not previously and fully disclosed. WelWay had no accounts payable at the date hereof.

3.07   Absence of Certain Changes
 WelWay has not since inception:

a)   Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

b)   Incurred any obligation or liability (whether absolute, accrued, contingent, or otherwise) other than in the ordinary course of business and consistent with past practice;

c)   Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise) in the ordinary course of business and consistent with past practices;

d)   Permitted or allowed any of its assets, tangible or intangible, to be mortgaged, pledged, or subjected to any liens or encumbrances;

e)   Written down the value of any inventory or written-off as un-collectible any notes or accounts receivable or any portion thereof;

f)   Cancelled any other debts or claims or waived any rights of substantial value, or sold or transferred any of its assets or properties, tangible or intangible, other than sales of inventory or merchandise made in the ordinary course of business and consistent with past practice;

g)   Made any capital expenditures or commitments for additions to property, plant or equipment

h)   Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action;

i)   Made any material change in any method of accounting or accounting practice.

3.08   Litigation.
There are no actions, proceedings, or investigations pending or, to the knowledge of the Shareholders, threatened against WelWay, and the Sellers know or have any reason to know of any basis for any such action, proceeding, or investigation. There is no event or condition of any kind or character pertaining to the business, assets, or prospects of WelWay that may materially and adversely affect such business, assets or prospects.

3.09   Disclosure.
The Shareholders have disclosed to AAVI all facts material to the assets, prospects, and business of WelWay. No representation or warranty by the Shareholders contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to AAVI pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of WelWay with proper information as to WelWay and its affairs.

3.10   Reports and Filings.
WelWay is current in its reporting obligations.

3.11   Undertakings and Acknowledgements by the WelWay Shareholders
 The WelWay Shareholders acknowledge and understand that:

a)   the common shares to be issued to them by AAVI have not been approved or disapproved by the United States Securities and Exchange Commission, any state securities agency, or any foreign securities agency;

b)   the WelWay Shareholders are not underwriters and are acquiring AAVI's common shares solely for investment purposes for their own account and not with a view to, or for, resale in connection with any distribution within the meaning of any federal securities act, state securities act or any other applicable federal or state laws;

c)   the Shareholders understand the speculative nature and risks of investments associated with AAVI, and confirm that the AAVI shares are suitable and consistent with their investment program; and, that their financial position enables them to bear the risks of this investment;

d)   the AAVI shares may not be transferred, encumbered, sold, hypothecated, or otherwise disposed of, if such disposition will violate any federal and/or state securities acts or foreign laws. Disposition shall include, but is not limited to acts of selling, assigning, transferring, pledging, encumbering, hypothecating, giving, and any form of conveying, whether voluntary or not for a period of one (1) year from the date of issuance and thereafter, only in compliance with Rule 144 of the Securities Act of 1933;

e)   to the extent that any federal, and/or state securities laws shall require, the Shareholders hereby agree that any AAVI shares acquired pursuant to this Agreement shall be without preference as to assets;

f)   except As specified in Section 4.04, AAVI is under no obligation to register or seek an exemption under any federal securities act, state securities act, or any foreign securities act for any of its common shares or to cause or permit such shares to be transferred in the absence of any such registration or exemption;

g)   the Shareholders have had the opportunity to ask questions of AAVI and have received additional information from AAVI to the extent that AAVI possessed such information, necessary to evaluate the merits and risks of any investment in the AAVI. Further, the Shareholders have been given access to: (i) all material books, records, documents, correspondence, and financial statements of AAVI; (ii) all material contracts and documents relating to the proposed transaction; (iii) all reports filed with the Securities and Exchange Commission; and, (iv) an opportunity to question the appropriate executive officers of AAVI.

h)   the Shareholders have satisfied the suitability standards imposed by their place of residence and have a pre-existing business relationship with AAVI;

i)   the Shareholders have adequate means of providing for their current needs and personal contingencies and have no need to sell the AAVI shares in the foreseeable future (that is, at the time of the investment, the Shareholders can afford to hold the investment for an indefinite period of time);

j)   the Shareholders have sufficient knowledge and experience in financial matters to evaluate the merits and risks of this investment. Further, the Shareholders represent and warrant that they are able to evaluate and interpret the information furnished to them by AAVI and are capable of reading and interpreting financial statements;

k)   the Shareholders warrant and represent that they are "sophisticated investors" as that term is defined in United States court decisions and the rules, regulations and decisions of the United States Securities and Exchange Commission;

l)   further, the Shareholders warrant and represent that they are "accredited investors" as that term is defined in Section 2(15)(i) or (ii) of the Securities Act of 1933;

m)   the Shareholders acknowledge that if they are residents of the State of Florida, they have the privilege of declaring this transaction null and void provided the Shareholders communicate such intention to AAVI in writing within three (3) days of the of the tender of their consideration.

  REPRESENTATIONS AND WARRANTIES BY AAVI.

  AAVI hereby represents and warrants as follows:

  4.01   Organization, etc.
  AAVI is a corporation organized under the laws of the State of Nevada, USA.

4.02   Representations

a)   Regarding the Shares:

b)   AAVI understands that the SHARES IT WILL ISSUE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES AGENCIES;

c)   AAVI is not an underwriter and is acquiring the Shareholder's Shares solely for investment for the account of AAVI and not with a view to, or for, resale in connection with any distribution with in the meaning of the federal securities act, the state securities acts or any other applicable state securities acts;

d)   AAVI understands the speculative nature and risks of investments associated with WelWay and confirms that the WelWay Shares are suitable and consistent with its business program;

e)   Except as specified in Section 4.04 AAVI is under no obligation to register or seek an exemption under any federal and/or state securities acts for any stock of the Company or to cause or permit such stock to be transferred in the absence of any such registration or exemption and that the Shareholders herein must hold such stock indefinitely unless such stock is subsequently registered under any federal and/or state securities acts or an exemption from registration is available;

f)   AAVI has satisfied the suitability standards imposed by the laws of its domicile. The WelWay Shares being acquired from the Shareholders have not been registered under US federal, state or foreign laws.

4.03   Authority
 The execution and delivery of this Agreement by AAVI and the consummation by AAVI of the transactions contemplated hereby have been duly authorized by the Board of Directors of AAVI.

4.04   Restricted Shares.
The Certificates representing the AAVI common shares delivered pursuant to this Agreement which will be issued to the Shareholders are "Restricted Shares" as that term is defined in the Securities Act of 1933 (the "Act"). Further, some or all of the Shareholders will become affiliates of AAVI and accordingly, the AAVI shares issued to the Shareholders will contain a "144 Legend." AAVI acknowledges that, subject to any applicable federal and/or state securities acts or foreign laws, AAVI will undertake to register the shares issued to the Shareholders with the Securities and Exchange Commission of the United States at the earliest practical date.

  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

  5.01   Survival of Representations
   All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

5.02   Indemnification
 The Shareholders, jointly and severally, agree to indemnify AAVI and hold it harmless from and in respect of any assessment, loss, damage, liability, cost, and expense (including without limitation interest, penalties, and reasonable attorneys' fees) in excess of $1,000 in the aggregate, imposed upon or incurred by AAVI resulting from a breach of any agreement, representation, or warranty of the Shareholders. Assertion by AAVI of its right to indemnification under this Section 5.02 shall not preclude the assertion by AAVI of any other rights or the seeking of any other remedies against the Shareholders.

  MISCELLANEOUS.

  6.01   Further Assurances
   From time to time, at AAVI's request and without further consideration, the Shareholders, at their own expense, will execute and transfer such documents and will take such action as AAVI may reasonably request in order to effectively consummate the transactions herein contemplated.

  6.02   Parties in Interest
   All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the prospective heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

  6.03   Prior Agreements; Amendments
   This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

  6.04   Headings
   The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

  6.05   Governing Law
   This Agreement shall be governed by and construed and enforced in accordance with the laws of the state of Nevada, without regard to its conflict-of-laws rules and venue of any actions brought under this Agreement will be in the federal or state courts of Nevada.

  6.06   Notices
   All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) or by facsimile, as follows:

  If to the Shareholders:

  c/o Matt Mecke
  6th Floor Landmark East
  12 Ice House Street
  Central
  Hong Kong
  Fax No. (852) 3101-7530 (Attention: Matt Mecke)

If to AAVI;

Asian Alliance Ventures, Inc.
c/o Asian Alliance Ventures (Hong Kong) Limited
1304 Kinwick Centre
32 Hollywood Road
Central
Hong Kong
Fax No. (852) 2110-9983

6.07   Agent
 Each Shareholder, individually, shall have full authority to execute all documents and receive said AAVI common shares on behalf of the other Seller, individually. Further, the Shareholders hereby authorize and direct each other to act as their agent in connection with the disbursement of the moneys set forth above.

6.08   Effect
In the event any portion of this Agreement is deemed to be null and void under any state, federal or foreign law, all other portions and provisions not deemed void or voidable shall be given full force and effect.

6.09   Counterparts
 This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Shareholders and AAVI, on the date first above written.

Asian Alliance Ventures, Inc.

/s/ Robert Clarke
Robert G. Clarke, Chairman

WelWay Development Limited

/s/ Matt Mecke
Matt Mecke, Director

Shareholders of WelWay Development Limited

/s/ Matthew Ryan Mecke
Matthew Ryan Mecke

/s/ Andrew Crampton
Andrew Crampton

/s/ David James Fiddes
David James Fiddes

/s/ Robert James Henson Johnson
Robert James Henson Johnson

/s/ Francois Williams
Francois Williams

/s/ Christopher Michael Fox
Christopher Michael Fox

/s/ Martin Lewis McCullough
Martin Lewis McCullough

/s/ Ho Edith Kan Ying
Ho Edith Kan Ying

SCHEDULE A

Shareholders of WelWay Development Limited

Matthew Ryan Mecke address omitted	32,560 shares
Andrew Crampton address omitted	17,700 shares
David James Fiddes address omitted	16,580 shares
Robert James Henson Johnson address omitted	15,920 shares
Francois Williams address omitted	17,200 shares
Christopher Michael Fox address omitted	16 shares
Martin McCullough address omitted	15 shares

(continued)

SCHEDULE A

Shareholders of WelWay Development Limited
Edith Kam Ying Ho address omitted	5 shares

Schedule B

Performance Share Milestones

Milestones are to be considered as being reached when:

1.The target results specified for each Milestone is confirmed by AAVI's audited financial statements for a full fiscal year (ending December 31).

2.All financial results are to be measured on a consolidated basis, except for Milestone C (below).

3.AAVI's financial statements have been reviewed and approved by the AAVI audit Committee.

4.Achievement of each Milestone is confirmed by a Resolution passed by the AAVI Board of Directors and appropriate instructions issued to the Escrow Agent authorizing the release.

Five Milestones are required to achieve release of the total of 4,000,000 (four million) Performance Shares from Escrow. Achievement of each Milestone will result in the release of 800,000 Performance Shares, allocated pro rata among the Shareholders.

The five Milestones are:

A.Net revenues of US$10,000,000 (ten million) in a fiscal year.

B.Net revenues of US$25,000,000 (twenty-five million) in a fiscal year.

C.Net revenues of US$5,000,000 (five million) from one or more Joint Ventures in China in a fiscal year, i.e. net revenues received by AAVI from the China market only.

D.Earnings before interest, taxes, depreciation and amortization (EBITDA) of US$1,000,000 (one million) in a fiscal year.

E.Net earnings, after tax, of US$1,000,000 (one million) in a fiscal year.

The Milestones are not sequential and more than one Milestone may be achieved in a given fiscal year.